UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2015

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Deming Way Middleton, Wisconsin 53562
(Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2015, award opportunities were granted under a two-year superior achievement incentive compensation program for Spectrum Brands Holdings, Inc.’s (the “Company”) named executive officers and other members of the Company’s management team and key employees, referred to as the “Spectrum $2B Plan.”  The Spectrum $2B Plan and the award opportunities for the named executive officers and management and key employees were approved by the Company’s Board of Directors following the recommendation of the Compensation Committee of the Board.  The purpose of the Spectrum $2B Plan is to incentivize senior management to drive the Company’s performance in excess of key financial performance metrics over a two-year performance period consisting of the fiscal year ended September 30, 2015 (“Fiscal 2015”) and the fiscal year ended September 30, 2016 (“Fiscal 2016”).  The Spectrum $2B Plan is granted pursuant to the Company’s 2011 Omnibus Equity Award Plan.  The Board of Directors granted the following award opportunities under the Spectrum $2B Plan to the Company’s current named executive officers (except for David R. Lumley, who is not a participant):

	Value of RSUs or Restricted Stock Granted (in $)
Name and Principal Position	Award at Target	Award at Maximum Overachievement	Total
Douglas L. Martin Executive Vice President and Chief Financial Officer	$ 2,000,000	$500,000	$2,500,000
Andreas Rouve Chief Operating Officer	$ 2,000,000	$500,000	$2,500,000
Nathan E. Fagre Senior Vice President, General Counsel and Secretary	$ 750,000	$187,500	$ 937,500

The Spectrum $2B Plan has the following key performance targets: (1) achieving adjusted EBITDA of at least $800 million in Fiscal 2016; (2) achieving cumulative free cash flow over Fiscal 2015 and 2016 of at least $800 million; and (3) achieving adjusted diluted earnings per share (EPS) in Fiscal 2016 of at least $5.00 per share.  In terms of potential award payouts, 40% of the award is based on adjusted EBITDA, 40% on cumulative free cash flow, and 20% on adjusted diluted EPS.  In addition, there is no payout with respect to a metric if the performance target is not fully achieved as of September 30, 2016.
Participants in the Spectrum $2B Plan have the opportunity to earn additional award amounts based on achievement in excess of the performance targets.  The overachievement performance targets and weighting are as follows: (1) 40% of the overachievement award is based on adjusted EBITDA of $835 million as of September 30, 2016, with linear interpolation of the award if adjusted EBITDA is between $800 million and $835 million for Fiscal 2016; (2) 40% is based on cumulative free cash flow of $875 million for Fiscal 2015 and 2016 combined, with linear interpolation of the award if such metric is between $800 million and $875 million for Fiscal 2015 and 2016 combined; and (3) 20% is based on adjusted diluted EPS of $5.25 per share for Fiscal 2016, with linear interpolation of the award if such metric is between $5.00 and $5.25 per share for Fiscal 2016.  The maximum payout under each of the performance measures will be reduced by half if the performance on the remaining measures is less than 90% of target on each.

Under the plan design, awards are denominated in dollars for achieving 100% of the performance goals, but will be payable in restricted stock units (RSUs) or shares of restricted stock based on the fair market value of the Company’s shares at the time of the payout.  Accordingly, each participant is granted a target dollar value, as set forth in the table above.  If the above performance criteria are satisfied as of September 30, 2016, then 50% of the award will be paid in RSUs or restricted stock within 74 days after the end of Fiscal 2016, and 50% will be paid in RSUs or restricted stock which vest one year after the first vesting date, subject to continued employment and any other applicable terms in the underlying award agreement.  The Company’s named executive officers are required to retain at least 50% of the shares they receive upon vesting (net of any shares withheld by the Company upon vesting for tax purposes) for two years after vesting.  There are approximately between 150 and 200 participants in the Spectrum $2B Plan.
The description of the Spectrum $2B Plan and related awards does not purport to be a complete description of the terms thereof and is qualified in its entirety by reference to the terms of the underlying awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.
Date: February 6, 2015

	By:	/s/ Nathan E. Fagre
Printed Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Corporate Secretary